Exhibit 2.1
Execution Copy
STOCK PURCHASE AGREEMENT
BY AND AMONG
CABARRUS PLASTICS, INC.,
THE SHAREHOLDERS LISTED HEREIN
AND
TRIM SYSTEMS, INC.
DATED AS OF
AUGUST 8, 2005

		Page
4.20	Affiliate Transactions	18
4.21	Compliance with Laws	19
4.22	Environmental and Safety Matters	18
4.23	Warranty	20
4.24	Employees	21
4.25	Powers of Attorney; Guarantees	22
4.26	Indebtedness	22
4.27	Inventory	22
4.28	Disclosure	22

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS

5.1	Residency	22
5.2	Authorization	22
5.3	Absence of Conflicts	22
5.4	Brokerage	23
5.5	Securities	23
5.6	Litigation	23

	ARTICLE VI

	REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Corporate Organization and Power	23
6.2	Authorization	24
6.3	Absence of Conflicts	24
6.4	Litigation	24
6.5	Investment Intent	24
6.6	Brokers’ Fees	24

	ARTICLE VII

	[RESERVED]

	ARTICLE VIII

	INDEMNIFICATION AND RELATED MATTERS

8.1	Survival	25
8.2	Indemnification	25
8.3	Arbitration Procedures	28
8.4	Exclusive Remedy	30

ii

iii

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (the “Agreement”) is made as of August 8, 2005, by and among Cabarrus Plastics, Inc., a North Carolina corporation (the “Company”), the shareholders of the Company listed on the signature pages hereto under the heading “Sellers” (collectively referred to herein as the “Sellers” and individually as a “Seller”), and Kenneth R. Barbee, as the “Seller Representative”, and Trim Systems, Inc., a Delaware corporation (“Buyer”). Unless otherwise specified herein, capitalized terms used in this Agreement have the meanings set forth in Section 10.12 hereof.
     WHEREAS, the Sellers own directly and beneficially all of the capital stock of the Company (collectively, the “Securities”).
     WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, all of the Securities.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
PURCHASE AND SALE OF STOCK
     1.1 Stock Purchase. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer will purchase from each Seller, and each Seller will sell and transfer to Buyer, all of the Securities owned by such Seller as such ownership is set forth on Schedule 1.1 attached hereto (the “Securities Ownership Schedule”), free and clear of all liens, charges, security interests and other encumbrances.
     1.2 Purchase Price for the Stock.
          (a) Purchase Price. The aggregate purchase price to be paid to Sellers at the Closing for the Securities will be equal to (A) $12,100,000 in cash, minus (B) the Estimated Closing Indebtedness, plus (C) the aggregate amount of Estimated Closing Cash, plus (D) the amount, if any, by which Estimated Closing Working Capital exceeds Target Working Capital, minus (E) the amount, if any, by which Target Working Capital exceeds Estimated Closing Working Capital (such net result derived from the foregoing, the “Purchase Price”). The Purchase Price will be subject to further adjustment in accordance with Section 1.2(b).
          (b) Determination of Certain Purchase Price Adjustments.
          (i) Closing Estimates. Within 2 business days prior to the Closing Date, Buyer and the Seller Representative shall in good faith jointly prepare an estimate of (A) the Net Working Capital of the Company as of the Closing (the “Estimated Closing Working Capital”), (B) the Unrestricted Cash of the Company as of the Closing (the “Estimated Closing Cash”) and (C) the Indebtedness of the Company as of the Closing (the “Estimated Closing Indebtedness”). For purposes of the Closing, the parties hereto mutually agree that (i) Estimated Closing Working Capital is $2,242,000, (ii) Estimated Closing Cash is negative $115,327 and Estimated Closing Indebtedness is $454,590.

          (ii) Closing Statement. Within 60 days following the Closing Date, Buyer shall furnish to the Seller Representative (on behalf of the Sellers) a statement (the “Closing Statement”) setting forth, without duplication of any amounts (A) the Net Working Capital of the Company as of the Closing (the “Actual Closing Working Capital”), (B) the Unrestricted Cash of the Company as of the Closing (the “Actual Closing Cash”) and (C) the Indebtedness of the Company as of the Closing (the “Actual Closing Indebtedness”). The Closing Statement will set forth in reasonable detail the individual assets, liabilities, indebtedness and other items comprising the Actual Closing Working Capital, Actual Closing Cash and Actual Closing Indebtedness. Buyer and the Sellers acknowledge and agree that (i) Buyer intends to make a cash payment to the Company on the Closing Date in an expected amount of $200,000 to fund certain working capital requirements of the Company and (ii) any such payments made by Buyer on the Closing Date will be deemed to be made for all purposes after the Closing for the Company’s post-closing account. For the avoidance of doubt, under no circumstances shall any such payments be deemed to be made for the Seller’s and/or the Company’s pre-closing or Closing account and in no event shall any such payments be considered Unrestricted Cash hereunder.
          (iii) Dispute Resolution. If Seller Representative disagrees with any item on the Closing Statement, Seller Representative shall notify Buyer in writing of such disagreement within 30 business days after Seller Representative’s receipt thereof (such notice setting forth in reasonable detail the basis for such disagreement). Buyer shall permit Seller Representative access to the Company’s books and records and such work papers relating to the preparation of the Closing Statement as may be reasonably necessary to permit Seller Representative to review in detail the manner in which the Closing Statement was prepared and the correctness of the amounts shown thereon. Buyer and Seller Representative shall thereafter negotiate in good faith to resolve any such disagreements. If Buyer and Seller Representative are unable to resolve any such disagreements within 30 days, Buyer and Seller Representative shall jointly retain Ernst & Young LLP (the “Auditor”) to resolve any remaining disagreements in accordance with the terms of this Section 1.2(b)(iii). Buyer and Seller Representative shall direct the Auditor to render a determination within 25 days of its retention and Buyer and Seller Representative shall use their commercially reasonable efforts to cause the Auditor to resolve all disagreements over individual line items as soon as possible. The Auditor shall consider only those items and amounts in the Closing Statement which Buyer and Seller Representative are unable to resolve. The determination of the Auditor shall be conclusive and binding upon Buyer, the Seller Representative and the Sellers, and the Closing Statement shall be modified to the extent necessary to reflect such determination. The fees and expenses of the Auditor shall be allocated to be paid by Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (or in the case of the Sellers, the Seller Representative), as determined by the Auditor.
          (iv) Adjustments.
          (A) Indebtedness Adjustment. If the amount of Actual Closing Indebtedness as reflected on the final Closing Statement is greater than the Estimated Closing Indebtedness, the Sellers shall pay to Buyer an amount equal to such excess, with each Seller being required to pay its Pro Rata Share of amounts owing pursuant to this Section 1.2(b)(iv)(A). If the amount of Actual Closing Indebtedness as reflected on the final Closing Statement is less than the Estimated Closing Indebtedness, Buyer shall pay to the Seller Representative, for delivery to the Sellers, an aggregate amount equal to such shortfall.
          (B) Cash Adjustment. If the amount of Estimated Closing Cash is greater than the Actual Closing Cash as reflected on the final Closing Statement, the Sellers shall pay to Buyer an amount equal to such excess, with each Seller being required to pay its Pro Rata Share of amounts owing pursuant to this Section 1.2(b)(iv)(B). If the amount of Estimated Closing Cash is less than the Actual Closing Cash as reflected on the final Closing Statement, Buyer shall pay to the Seller Representative, for delivery to the Sellers, an aggregate amount equal to such shortfall.
          (C) Net Working Capital Adjustment. If the amount of Estimated Closing Working Capital is greater than the Actual Closing Working Capital as reflected on the final Closing Statement, the Sellers shall pay to Buyer an amount equal to such excess, with each Seller being required to pay its Pro Rata Share of amounts owing pursuant to this Section 1.2(b)(iv)(C). If the amount of Estimated Closing Working Capital is less than the Actual Closing Working Capital as reflected on the final Closing Statement, Buyer shall pay to the Seller Representative, for delivery to the Sellers, an aggregate amount equal to such shortfall.
          (D) Adjustment Amount. Without duplication, all amounts owed pursuant to Section 1.2(b)(iv)(A), Section 1.2(b)(iv)(B) and/or Section 1.2(b)(iv)(C) shall be aggregated, and the net amount (if any) owed by Buyer to the Sellers, on the one hand, or Sellers to the Buyer, on the other hand, is referred to as the “Final Adjustment Amount”. The Final Adjustment Amount shall be calculated as an adjustment to the Purchase Price on the first business day on which the Closing Statement becomes conclusive and binding. The Final Adjustment Amount shall bear simple interest at a rate of six percent (6%) per annum measured from the Closing Date to the date of such payment. Payment of the Final Adjustment Amount shall be paid by delivery of immediately available funds to an account designated by the recipient party within five business days after the date of final determination.
     1.3 Closing.
          (a) Closing. The closing of Buyer’s purchase of the Securities contemplated by this Agreement (the “Closing”) will take place at the offices of Robinson, Bradshaw & Hinson, P.A., 101 N. Tryon Street, Suite 1900, Charlotte, North Carolina 28246, commencing at 10:00 a.m. (Chicago time) on the date hereof. The date and time of the Closing are herein referred to as the “Closing Date.”
          (b) Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the parties agree to consummate the following on the Closing Date:

          (i) Sellers will deliver to Buyer certificates representing the Securities and such other instruments consistent with this Agreement as may be reasonably requested by Buyer to evidence such Sellers’ conveyance to Buyer of all right, title and interest in and to such Securities owned by Sellers, duly endorsed for transfer with all requisite state and federal transfer stamps (if any) affixed thereto and accompanied by duly executed stock powers or assignments, in form and substance satisfactory to Buyer;
          (ii) Buyer will deliver to Seller Representative the Purchase Price by wire transfer of immediately available funds to an account which has been designated by Seller Representative not less than two (2) business days prior to the Closing Date, which shall be allocated among the Sellers based on their respective Pro Rata Shares as set forth on the Security Ownership Schedule;
          (iii) Sellers shall deliver to Buyer all corporate books and records of the Company.
          (iv) On or prior to the Closing Date, Sellers will have delivered to Buyer all of the following:
          (A) copies of all consents by third parties that are required for the transfer of the Securities to Buyer or that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of, a default under, or a right of termination or modification of, any material agreement or lease to which the Company is a party or to which any portion of the property the Company is subject (including the required consents set forth on Schedule 1.3(b) attached hereto) (collectively, the “Third Party Approvals”), and pay off letters relating to the Indebtedness for borrowed money which Buyer has notified Seller Representative of its intent to repay or prepay on the Closing Date and releases of any and all liens and security interests (other than (i) liens and security interests pursuant to the Master Lease Agreement, dated August 3, 2004, between the Company and U.S. Bancorp Equipment Finance, Inc. — Plastics Equipment Group and (ii) Permitted Liens ) held by third parties;
          (B) copies of all governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby (collectively, the “Governmental Approvals”);
          (C) certified copies of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;
          (D) certified copies of the articles of incorporation and by-laws of the Company, together with a certificate of existence from the secretary of state of the state in which the Company is incorporated;
          (E) a certificate duly executed by each Seller that such Seller is not a foreign person, in the form provided in Treasury Regulation Section 1.1445 2(b)(2)(iii);

          (F) a counterpart signature page, duly executed by KRB Midland Properties LLC (“Midland”), to the Lease Agreement between Commercial Vehicle Group, Inc. (Buyer’s parent company, referred to herein as “Parent”) and Midland for the premises located at 2856 Armentrout Drive, in Cabarrus County, North Carolina (the “Armentrout Lease”);
          (G) copies of resignations effective as of the Closing Date from each officer of the Company set forth on Schedule 1.3(b)(iv)(G) attached hereto and each director of the Company;
          (H) a counterpart signature page, duly executed by Midland, to the Letter of Intent between Parent and Midland regarding the build-to-suit lease on the real property located at 2901 Zion Church Road in the City of Concord, Cabarrus County, North Carolina (the “LOI”);
          (I) copies of the noncompetition agreements between the Company and each of Kenneth R. Barbee, Russell B. Hayes and Allen Kindley, which agreements shall be in full force and effect and shall not have been amended or modified; and
          (J) such other documents or instruments as Buyer may have reasonably requested to effect the transactions contemplated hereby;
          (v) On or prior to the Closing Date, Buyer will have delivered to the Seller Representative all of the following:
          (A) certified copies of the resolutions of Buyer’s board of directors approving the transactions contemplated by this Agreement;
          (B) a counterpart signature page, duly executed by Parent, to the Armentrout Lease;
          (C) a counterpart signature paged, duly executed by Parent, to the LOI;
          (D) such other documents or instruments as the Seller Representative may have reasonably requested to effect the transactions contemplated hereby.
     1.4 Payment and Cancellation of Certain Accounts. Immediately prior to the Closing, (i) all remaining liabilities (other than any liabilities created by this Agreement) owed by any Seller or any of their respective Affiliates to the Company, whether or not reflected in the financial statements of the Company, shall be paid in full in cash and (ii) all remaining liabilities (other than any liabilities created by this Agreement and the Armentrout Lease to be entered into at the Closing) owed by the Company to any Seller or any of their respective Affiliates (other than, with respect to Sellers who are employees of the Company, unpaid wages and benefits to the extent such liabilities are accrued for on a dollar-for-dollar basis as a current liability in Actual Closing Working Capital (as finally determined)) shall either be: (y) considered

Indebtedness of the Company and deducted from the Purchase Price at Closing in accordance with Section 1.2(a), or (z) to the extent not treated as Indebtedness in accordance with the preceding clause (y), be canceled without payment, in full and complete satisfaction of such liabilities.
     1.5 Termination of Certain Agreements.
          (a) Reference is hereby made to that certain Amended and Restated Shareholders’ Agreement of the Company, dated June 24, 2004 (as amended, modified or supplemented from time to time, the “Shareholders’ Agreement”). Each of the Sellers acknowledges and agrees for the benefit of the other parties thereto (including the Company) that, upon consummation of the Closing, all rights and obligations of the parties to the Shareholders’ Agreement thereunder shall terminate without obligation or liability to any party thereunder. By execution of this Agreement, each Seller hereby irrevocably waives any and all rights under the Shareholders’ Agreement with respect to the transactions contemplated hereby, including, without limitation, any rights to receive notice, any restrictions on the transfer of the Securities and any participation or first-refusal rights.
          (b) Reference is hereby made to that certain Lease Agreement, made effective as of March 1, 2002, between the Company and Seller Representative for the premises located at 2845 Armentrout Drive, Concord, NC 28026 (the “Existing Lease”). The Company and Seller Representative agree that upon consummation of the Closing, all rights and obligation of the parties to the Existing Lease thereunder shall terminate without obligation or liability to any party thereunder.
     1.6 Non-Applicability of HSR. The parties hereby acknowledge, based on due investigation, that the total purchase price for the Securities is less than the applicable reporting threshold of the Hart Scott Rodino Antitrust Act of 1996, as amended (“HSR Act”) and the parties shall thereby have no obligation to make any filings with any governmental entities under the HSR Act.
ARTICLE II
[RESERVED]
ARTICLE III
[RESERVED]

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY
          As a material inducement to Buyer to enter into this Agreement, Sellers represent and warrant that:
     4.1 Organization and Corporate Power. The Company is a subchapter S corporation and a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Company is not qualified, and is not required to be qualified, to do business in any jurisdiction outside of the State of North Carolina. The Company has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Company’s articles of incorporation and by-laws, which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.
     4.2 Authorization of Transactions. The Company has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved this Agreement and all other agreements contemplated hereby to which the Company is a party and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. No other corporate or organizational proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and all other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
     4.3 Capitalization. The authorized, issued and outstanding shares of capital stock of the Company are as set forth on the Security Ownership Schedule. Except as set forth on the Security Ownership Schedule, there are no authorized, issued or outstanding shares of capital stock or other indicia of equity ownership (including options, warrants, profits interests and similar rights) (collectively, “Equity Interests”) and the Sellers own 100% of the issued and outstanding Equity Interests. All of the issued and outstanding Equity Interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by Sellers as set forth on the Security Ownership Schedule, free and clear of any restrictions on transfer (other than restrictions set forth in the Shareholders Agreement and the Securities Act of 1933, as amended, and the state securities laws), claims, taxes, liens, charges, encumbrances, pledges, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Other than as provided in the Shareholders Agreement, there are no (i) outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other similar securities, agreements or commitments to which the Company or any Seller is a party or by which the Company or any Seller is bound providing for the issuance, disposition or acquisition of any of the Company’s shares of capital stock or other Equity Interests (other than this Agreement) and (ii) voting trusts, proxies or any other agreements or understandings with respect to the voting and/or transfer of the shares of capital stock or other Equity Interests of the Company, and no Seller is party to any such agreement or understanding. There are no outstanding or authorized share appreciation, phantom stock or similar rights with respect to the Company. Other than as provided in the Shareholders Agreement, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares of capital stock or other Equity Interests.
     4.4 Subsidiaries; Investments. The Company does not own or hold any shares of stock or any other security or Equity Interest in any other Person or any rights to acquire any such security or Equity Interest. The Company does not have any Subsidiaries.
     4.5 Absence of Conflicts. Except as set forth in Schedule 4.5 attached hereto (the “Restrictions Schedule”), the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien, security interest, charge or encumbrance upon the Securities under, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the articles of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which the Company is subject.
     4.6 Financial Statements. The Company has furnished Buyer with copies of its (i) unaudited balance sheet as of June 30, 2005 (the “Latest Balance Sheet”) and the related statements of income and cash flow for the six-month period then ended, and (ii) unaudited balance sheets and statements of income and cash flow of the Company for the fiscal years ended December 31, 2004 and 2003. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is attached to Schedule 4.6 attached hereto (the “Financial Statements Schedule”) and is accurate and complete, is consistent with the Company’s books and records (which, in turn, are accurate and complete) and presents fairly the Company’s financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject (x) in the case of the Latest Balance Sheet and related statements of income and cash flow to changes resulting from normal year end adjustments (which will not be material individually or in the aggregate) and to the absence of footnote disclosure and (y) in the case of all Financial Statements, to the deviations from GAAP specifically disclosed on the Financial Statements Schedule under the heading “Deviations from GAAP”.

     4.7 Absence of Undisclosed Liabilities. The Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) liabilities or obligations under contracts or commitments described in the Contracts Schedule (as defined below) or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, tort, misappropriation or infringement, or a claim or lawsuit), and (iv) liabilities otherwise disclosed on Schedule 4.7 attached hereto (the “Undisclosed Liabilities Schedule”).
     4.8 Absence of Certain Developments. Except as set forth in Schedule 4.8 attached hereto (the “Developments Schedule”), since December 31, 2004, the Company has not:
          (a) suffered a Material Adverse Effect;
          (b) redeemed or repurchased, directly or indirectly, or paid or declared any dividends or other distributions in respect of, any shares of its capital stock or other Equity Interests, other than tax distributions of Unrestricted Cash made to Sellers in the Ordinary Course of Business to pay United States Income Taxes attributable to any such Seller with respect to taxable income of the Company;
          (c) issued, sold or transferred any notes, bonds or other debt securities or any Equity Interests, securities convertible, exchangeable or exercisable into Equity Interests, or warrants, options or other rights to acquire Equity Interests, of the Company;
          (d) borrowed any amount or incurred or become subject to any Indebtedness or other liabilities, except current liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness and changes in Indebtedness pursuant to the Revolving Promissory Note resulting from the collection of receivables and payment of payables in the Ordinary Course of Business;
          (e) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of its properties or assets;
          (f) sold, leased, assigned or transferred (including without limitation transfers to any Seller or Affiliate of any Seller or the Company) any portion of its tangible assets, except in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it;
          (g) sold, assigned, licensed or transferred (including without limitation transfers to any Seller or Affiliate of any Seller or the Company) any Proprietary Rights or disclosed any confidential information other than pursuant to agreements preserving all rights of the Company in such confidential information or received any confidential information of any third party in violation of any obligation of confidentiality;

          (h) suffered any theft, damage, destruction or loss in excess of $50,000, to its tangible assets, whether or not covered by insurance, or suffered any substantial destruction of the Company’s books and records;
          (i) made or entered into any arrangement to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or product line;
          (j) other than the Armentrout Lease to be entered into at Closing, entered into, amended or terminated any lease, contract, agreement, commitment, or any other transaction in excess of $50,000 or any other lease, contract, agreement or commitment required to be disclosed on the Contracts Schedule, other than in the Ordinary Course of Business, or entered into any transaction with any Insider;
          (k) entered into, amended or terminated any employee benefits plan or arrangement, collective bargaining agreement, or employment agreement;
          (l) made or granted any bonus, any wage, salary or compensation increase, or any severance package to any of its employees; or, made or granted any increase in any employee benefit plan or arrangement;
          (m) implemented any layoff or termination of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (the “WARN Act”);
          (n) made any loans or advances to, or guarantees for the benefit of, or otherwise become liable for the Indebtedness or other legal obligation of, any Persons;
          (o) changed or authorized any change in its articles of incorporation or by-laws;
          (p) caused or allowed any of its insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
          (q) made any reversals of balance sheet reserves against inventory or accounts receivable or reversals of accrued warranty liabilities or materially altered accounting policies for recognizing expenses related to such reserves and liabilities;
          (r) maintained the books, accounts and records of the Company in a manner other than in accordance with past custom and practice as used in the preparation of the Financial Statements (as such term is defined in Section 4.6);
          (s) except in accordance with past practice, contributed to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

          (t) conducted its business operations other than in the Ordinary Course of Business, including, without limitation, maintaining working capital balances, collecting accounts receivable, paying accounts payable, making all scheduled capital expenditures and managing cash accounts generally;
          (u) encouraged employees to discontinue their employment with the Company after the Closing; or
          (v) committed to do any of the foregoing.
     4.9 Real and Personal Property. The Company does not own any real property. Schedule 4.9A attached hereto (the “Real Properties Schedule”) lists the common street addresses of all real properties and interests therein leased by the Company, and Schedule 4.9B attached hereto (the “Real Properties Encumbrances Schedule”) lists the mortgages, pledges, liens or security interests affecting such real properties and interests therein. Except as set forth in Schedule 4.9A or Schedule 4.9B:
          (a) the Company has a valid leasehold estate to each of the respective real properties listed in the Real Properties Schedule and has good title to all tangible personal properties and other assets shown as owned by the Company on its books and records (except for properties and assets acquired under installment purchase contracts or held pursuant to the leases disclosed in the Contracts Schedule or not required to be disclosed in such Schedule), subject to easements, conditions and restrictions of record, taxes not yet due and payable, rights of way, zoning regulations and occupancy permit requirements and matters disclosed on the Real Properties Encumbrances Schedule, which are not material, individually or in the aggregate;
          (b) with respect to each leased and subleased parcel of the real property in which the Company has a leasehold or subleasehold interest as set forth in Schedule 4.9A (the “Leases”), each of the Leases is in full force and effect and the Company holds a valid and existing leasehold or subleasehold interest under each of the Leases. Sellers have delivered to Buyer complete and accurate copies of each of the Leases including all amendments and modifications thereto. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect in accordance with and subject to its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies and other matters affecting the landlord’s interests; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer and there are no disputes between the parties to the Lease; (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (v) the transactions contemplated by this Agreement do not require the consent of any party to such Lease (or if such consent is required, Sellers shall deliver such consent to Buyer prior to the Closing).

          (c) All components of all buildings, equipment, structures and other improvements included within the real property as set forth in Schedule 4.9A (the “Improvements”) are in good repair and in good condition to operate the Company’s businesses as currently operated. To the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems, as installed and operating, are sufficient to enable the real properties set forth in Schedule 4.9A to be used and operated in the manner currently being used and operated. Each Improvement has direct access to a public street adjoining the real properties on which such Improvement is situated over the driveways and accessways currently being used in connection with the use and operation of such Improvement and no existing accessway crosses or encroaches upon any property or property interest. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the real properties set forth in Schedule 4.9A.
          (d) Except as set forth on Schedule 4.9B, the Company has good title to, or a valid leasehold interest in, all real and personal property and assets used in connection with the operation of the businesses of the Company, free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens (other than Permitted Liens) and such property and assets are in good working condition subject to normal wear and tear.
     4.10 Accounts Receivable. All of the accounts receivable of the Company reflected on the Latest Balance Sheet are, and all accounts receivable of the Company reflected on the Closing Statement will be, valid receivables (net of the allowance for doubtful accounts to be used in the preparation of, and set forth on, the Closing Statement). Schedule 4.10 attached hereto (the “Accounts Receivable Schedule”) sets forth those individual accounts receivable which are more than 90 days past due as of the date hereof. Except as set forth in Schedule 4.10, no Person has any lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables other than in the Ordinary Course of Business.
     4.11 Taxes.
          (a) Except as set forth in Schedule 4.11 attached hereto (the “Taxes Schedule”), the Company has timely filed all Tax Returns which it is required to file under applicable laws and regulations in all jurisdictions; all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, equityholder, creditor or other third party; the Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business and; since the date of the Latest Balance Sheet, no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Company’s Tax liability.
          (b) The Company is not liable for the Taxes of another Person (a) under Treasury Regulation Section 1.1502 6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor, (c) by contract or indemnity or (d) otherwise. The Company is not a party to any tax sharing agreement or arrangement.
          (c) No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxes assessed by such jurisdiction.
          (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
          (e) The Company has not been a member of an Affiliated Group, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company.
          (f) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and any corresponding state or local tax provisions at all times during its existence and the Company will be a S corporation up to and including the Closing Date.
          (g) The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) election. The Company has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary,
          (h) As used in this Agreement, the following terms shall have the following respective meanings:
          (i) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).
          (ii) “Code” means the Internal Revenue Code of 1986, as amended.
          (iii) “Tax” or “Taxes” means any national, federal, provincial, state, county, local or other taxes, charges, fees, levies, duties or other assessments, including all net income, gross income, sales and use, alternative minimum, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by a government entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.
          (iv) “Tax Returns” means reports, returns, or other information required to be supplied to a governmental entity with respect to Taxes, including combined or consolidated returns for any group of entities that includes any of the Company.
     4.12 Contracts and Commitments.
          (a) Except as set forth in Schedule 4.12 attached hereto (the “Contracts Schedule”), the Company is not a party to or bound by, whether written or oral, any: (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, incentive, hospitalization insurance or similar plan or practice, whether formal or informal; (ii) contract for the employment or engagement of any officer, individual employee or other Person on a full time or consulting basis or any severance agreements, retention agreements or similar agreements; (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets; (iv) agreements with respect to the lending or investing of funds; (v) license, sublicense or royalty agreements; (vi) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $25,000 annually; (vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (viii) contract or group of related contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which involves a sum in excess of $25,000 annually; (ix) contract or group of related contracts with the same party continuing over a period of more than 6 months from the date or dates thereof, not terminable by it on 30 days’ or less notice without penalties or payments; (x) contract which prohibits it from freely engaging in business anywhere in the world; (xi) contract relating to the distribution or marketing of its products; or (xii) agreements, contracts or understandings pursuant to which the Company subcontracts work to third parties.
          (b) Except as specifically disclosed in the Contracts Schedule, (i) the Company has no Knowledge of any cancellation, breach or anticipated breach by any other party to any contract or commitment required to be disclosed on the Contracts Schedule, (ii) the Company has performed all the obligations required to be performed in connection with the contracts or commitments required to be disclosed on the Contracts Schedule and is not in breach of and/or default under any contract or commitment required to be disclosed on the Contracts Schedule, (iii) the Company does not have any present expectation or intention of not fully performing any obligation pursuant to any contract or commitment required to be disclosed on the Contracts Schedule, (iv) no customer or supplier has indicated in writing or orally to any Seller or to the Company that it will stop or materially decrease the rate of business done with the Company or that it desires to renegotiate its contract or commitment with the Company and (v) each contract or commitment required to be disclosed on the Contracts Schedule is legal, valid, binding, enforceable and in full force and effect and, to Company’s Knowledge, will continue as such following consummation of the transactions contemplated hereby.
          (c) Sellers have provided Buyer with a true and correct copy of all written contracts which are required to be disclosed on the Contracts Schedule, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on the Contracts Schedule). The Contracts Schedule contains a description of all material terms of all oral contracts and commitments referred to therein.
     4.13 Proprietary Rights.
          (a) Schedule 4.13 (the “Proprietary Rights Schedule”) sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights and all pending patent applications and other applications for registration of Proprietary Rights owned, filed or used by the Company; (ii) all trade names and unregistered trademarks owned or used by the Company; (iii) all computer software owned or used by the Company (except for unmodified, commercially available off-the-shelf software purchased or licensed for less than $5,000); and (iv) all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor.
          (b) Except as set forth in the Proprietary Rights Schedule, (i) the Company owns and possesses the entire right, title and interest in and to, or has a valid and enforceable right to use pursuant to a written license agreement identified on the Proprietary Rights Schedule, all of the Proprietary Rights set forth on the Proprietary Rights Schedule and all other Proprietary Rights necessary for the operation of the Company’s businesses as currently conducted or as currently proposed to be conducted (collectively, the “Company Proprietary Rights”) free and clear of all liens and encumbrances other than Permitted Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made, is currently outstanding or is threatened, and, to Company’s Knowledge, there are no grounds for same; (ii) the loss or expiration of any Company Proprietary Rights or related group of Company Proprietary Rights has not and would not have a Material Adverse Effect, and no such loss or expiration is threatened in writing, pending or reasonably foreseeable; (iii) neither the Company nor any Seller has received any notices of, and neither the Company nor any Seller has Knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with any rights of, any third party with respect to any Proprietary Right including, without limitation, any demand or request that the Company license rights from a third party; and (iv) the Company has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third parties, and the neither the Company nor any Seller has Knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company’s business as currently conducted.
          (c) All of the Company Proprietary Rights are owned by or licensed to the Company. The transactions contemplated by this Agreement will have no adverse effect on the Company’s right, title and interest in and to, or right to use, the Company Proprietary Rights. The Company has taken all actions to maintain and protect the Company Proprietary Rights necessary in light of the nature of the Company’s businesses so as not to adversely affect the ownership, validity or enforcement of such Company Proprietary Rights.
     4.14 Litigation; Proceedings. Except as set forth in Schedule 4.14 attached hereto (the “Litigation Schedule”), there are no actions, suits, charges, complaints, grievances, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of its assets or properties at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or that could come before any arbitrator, and to the Knowledge of the Company, there is no basis for any of the foregoing. Except as set forth on the Litigation Schedule, the Company has not received any opinion or legal advice to the effect that the Company is exposed from a legal standpoint to any liability or disadvantage which may be material to the Company’s business as previously or presently conducted or business prospects.
     4.15 Brokerage. There are no claims or liability of the Company for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.
     4.16 Governmental Licenses and Permits.
          (a) Schedule 4.16(a) attached hereto (the “Licenses Schedule”) contains a complete listing and summary description of all material permits, certificates of occupancy, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights (collectively, the “Licenses”) owned or possessed by the Company, and no other Licenses are required in the conduct of its businesses as presently conducted or used by the Company in the conduct of its businesses. Except as indicated on the Licenses Schedule, the Company owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct its businesses as presently conducted and will use its commercially reasonable efforts to maintain all such Licenses. No loss or expiration of any License is, to the Knowledge of Company or any Seller, threatened or pending (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.
          (b) No permit, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required to be obtained by the Company or any Seller in connection with its execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby.
     4.17 Employee Benefit Plans.
          (a) Except as set forth on Schedule 4.17 attached hereto (the “Employee Benefit Plans Schedule”), the Company does not maintain, sponsor, contribute to, have any obligation to contribute to, or have any liability or potential liability with respect to any (i) nonqualified deferred compensation, bonus or retirement plans or arrangements, (ii) qualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), or (iv) stock option or stock purchase plans, or any other employee benefit plans, programs, or arrangements (“Benefit Plans”). The Company has never contributed to, has never had (and does not currently have) any obligation to contribute to, and has no actual or potential liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA), and the Company has never maintained or contributed to, has never had (and does not currently have) any obligation to contribute to, and has no actual or potential liability with respect to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain, sponsor, contribute to, have any obligation to contribute to, or have any liability or potential liability with respect to any employee welfare benefit plan which provides health, accident or life insurance, or other welfare-type benefits to current or future retired or terminated directors, officers, or employees, their spouses, or their dependents, other than in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state law (“COBRA”). For purposes of this Section 4.17, the “Company” shall be deemed to include any Subsidiary and any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 ERISA), at any relevant time.
          (b) The Benefit Plans set forth on the Employee Benefit Plans Schedule (and related trusts, insurance contracts, and funds) have been maintained, funded, and administered in accordance with the terms of each Benefit Plan and any applicable collective bargaining agreements, and the Benefit Plans comply in form and in operation in all material respects with their respective terms and with all applicable laws and regulations, including ERISA and the Code. Each Benefit Plan that is intended to meet the requirements of “qualified plans” under Section 401(a) of the Code is based on a master and prototype plan which is the subject of a favorable opinion letter from the Internal Revenue Service as to the qualified status of such plan under the Code including legislation commonly known as “GUST,” and nothing has occurred since the date of such opinion letter that could adversely affect the qualification of such plan. All Benefit Plans intended to meet the requirements of “qualified plans” under Section 401(a) of the Code have been timely amended for the requirements of Tax legislation commonly known as “EGTRRA.”
          (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and summary plan descriptions) with respect to the Benefit Plans have been properly and timely filed with the appropriate government agency and distributed to participants as required by ERISA and the Code. The Company has complied with the requirements of COBRA.
          (d) With respect to each Benefit Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Benefit Plan within the time periods prescribed by ERISA and the Code, all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued in accordance with GAAP, and, with respect to the employee welfare benefit plans, all premiums or other payments which are due on or before the Closing Date have been paid. None of the Benefit Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

          (e) The Company has no liability or potential liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan, the Department of Labor or any participant or beneficiary or otherwise with respect to any employee pension benefit plan currently or previously maintained by any entity, which together with the Company would be deemed to be part of a “controlled group” within the meaning of subsections (b), (c), (m) or (o) of Section 414 of the Code.
          (f) With respect to each Benefit Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no actions, proceedings, hearings, investigations, suits or claims (other than routine claims for benefits) are pending or, to the Knowledge of the Company threatened. With respect to each Benefit Plan, the Company has no Knowledge of any basis for or any facts which would give rise to or could reasonably be expected to give rise to any such actions, proceedings, hearings, investigations, suits or claims. No asset of the Company is subject to any lien under ERISA or the Code.
          (g) With respect to each Benefit Plan, the Sellers have furnished to Buyer true and complete copies of (i) the plan documents and summary plan descriptions, (ii) the most recent favorable opinion letter from the Internal Revenue Service relating to the Company’s 401(k) plan, (iii) the Form 5500 Annual Report (including all schedules and other attachments) for the last three plan years, and (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans.
          (h) None of the Benefit Plans obligates the Company to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.
     4.18 Insurance. Schedule 4.18 attached hereto (the “Insurance Schedule”) lists and briefly describes the insurance coverage maintained by the Company with respect to its properties, assets and business. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies.
     4.19 Officers and Directors; Bank Accounts. Schedule 4.19 attached hereto (the “Officers and Directors Schedule”) lists all officers and directors of the Company, and all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization).
     4.20 Affiliate Transactions. Except as disclosed on Schedule 4.20 attached hereto (the “Affiliate Transactions Schedule”), no employee, officer, director, shareholder (including any Seller) or Affiliate of the Company or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”) is a party to any agreement, contract, commitment or transaction with the Company or that pertains to the business of the Company or has any interest in any assets or property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of any the Company.
     4.21 Compliance with Laws. The Company has complied with all applicable laws, regulations and zoning ordinances of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices (including, but not limited to, the Company’s production, marketing, sales and distribution of its products and services) or any owned or leased real or personal properties of the Company and to which the Company may be subject, and the Company has no Knowledge of and has not received any notice alleging a violation of any such laws, regulations or ordinances.
     4.22 Environmental and Safety Matters.
          (a) The Company and its Affiliates have complied, and are in compliance, with all Environmental and Safety Requirements (as defined below).
          (b) Without limiting the generality of the foregoing, the Company and its Affiliates have obtained and have complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of their facilities or the operation of their businesses and all such permits, licenses and other authorizations may be relied upon for continued lawful operation of the business of the Company on and after the Closing Date without transfer, reissuance, or other governmental approval or action.
          (c) Neither the Company nor any of its Affiliates has received any written or, to the Knowledge of the Company, oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental and Safety Requirements.
          (d) None of the following exists at any property or facility owned, occupied or operated by the Company: (i) underground storage tanks; (ii) asbestos containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; (iv) monitoring wells; or (v) surface impoundments landfills, or other disposal areas.
          (e) Neither the Company nor any of its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, exposed any person to or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities of Buyer or the Company, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental and Safety Requirements.

          (f) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its Affiliates will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.
          (g) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental and Safety Requirements.
          (h) Neither the Company nor any of its Affiliates has assumed or undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other Person arising under Environmental and Safety Requirements.
          (i) Neither the Company nor any of its Affiliates has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos, and none of such Persons is or will become subject to any liabilities relating to or arising from the presence or alleged presence of asbestos in any item or product or at any property or facility.
          (j) Sellers have furnished to Buyer all environmental audits, reports and other material environmental documents relating to the Company, its Affiliates, or any of their facilities, which are in the their possession, custody or control.
          (k) As used in this Section 4.22, “Environmental and Safety Requirements” shall mean, as in effect on or prior to the Closing Date, all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.
          (l) This Section 4.22 shall provide the exclusive warranties of the Sellers and the Company with respect to any matters regarding Environmental and Safety Requirements.
     4.23 Warranty.
          (a) All products developed, sold, licensed or delivered by the Company and all services rendered by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and, to the Company’s Knowledge, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the Latest Balance Sheet (as adjusted for the passage of time through the Closing Date in accordance with GAAP). Except as set forth in Schedule 4.23 attached hereto (the “Product Warranty Schedule”), no products developed, sold, licensed or delivered by the Company and no services rendered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale, license or service (including as a result of any course of conduct between the Company and any Person or as a result of any statements in any of the Company’s products or promotional literature). The Product Warranty Schedule includes copies of such standard terms and conditions of sale, license and service for the Company (containing applicable guaranty, warranty and indemnity provisions). The Company has not been notified of any claims for (and the Company has no Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of its products or services.
          (b) The Company holds all product registrations, accreditations and other certifications required for the conduct of its business (all of such registrations, accreditations and certifications being referred to herein as “Product Certifications”). The Company is in compliance with the terms and conditions of all such Product Certifications, and no notices have been received by the Company alleging the failure to hold any Product Certification. To the Knowledge of the Company, there is no reasonable basis for any present or future action rescinding any such Product Certifications. All of such Product Certifications will be held by the Company on identical terms immediately following the Closing.
          (c) This Section 4.23 shall provide the exclusive warranties of the Sellers and the Company with respect to product warranty matters and Product Certifications.
     4.24 Employees.
          (a) Except as set forth in Schedule 4.24 attached hereto (the “Employees Schedule”), with respect to the Company (i) the Company has not been nor is it a party to or bound by any collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Company, no executive or key employee has any present intention to terminate his or her employment with the Company; (iii) no labor organization or group of employees has filed any representation petition or made any written or, to the Knowledge of the Company, oral demand for recognition; (iv) no union organizing or decertification efforts are underway or, to the Knowledge of the Company, threatened; (v) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened; (vi) there is no workman’s compensation liability, experience or matter that could have a material adverse effect on the conduct of the Company’s business; (vii) there is no employment related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Sellers in respect of the Company or the Company (or their officers or directors) of any law, regulation or contract; and, (viii) no employee or agent of the Sellers or the Company has committed any act or omission giving rise to liability for any violation identified in subsection (vii) above.
          (b) The Company is not a party to or bound by any collective bargaining agreement or other labor or union agreement. The Company has not implemented any plant closing or layoff of employees that would implicate the WARN Act.
     4.25 Powers of Attorney; Guarantees. Except as set forth on Schedule 4.25 (the “Powers of Attorney Schedule”), there are no outstanding powers of attorney executed on behalf of the Company. The Company is not a guarantor or otherwise liable for any Indebtedness or other obligations of any other Person other than endorsements for collection in the Ordinary Course of Business.
     4.26 Indebtedness. The amount of Indebtedness included in the determination of the Purchase Price represents all Indebtedness of the Company.
     4.27 Inventory. The inventories of the Company reflected on the Financial Statements and the inventories of the Company to be included as current assets in the calculation of Actual Closing Working Capital are of a quantity and quality usable and saleable in the Ordinary Course of Business without discount (net of the respective reserves reflected on the applicable balance sheet therefor).
     4.28 Disclosure. Neither this Agreement, nor any of the schedules, attachments or exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS
          As a material inducement to Buyer to enter into this Agreement, each Seller represents and warrants to Buyer that:
     5.1 Residency. Such Seller is a resident of the State set forth opposite such Seller’s name on Schedule 5.1 (the “Seller Residency Schedule”).
     5.2 Authorization. Such Seller has full power, authority and legal capacity to enter into this Agreement and all other agreements contemplated hereby to which such Seller is a party and to perform his obligations hereunder and thereunder. This Agreement and all other agreements contemplated hereby to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their respective terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
     5.3 Absence of Conflicts. Except as set forth on Schedule 5.3, the execution, delivery and performance by such Seller of this Agreement and the other agreements contemplated hereby to which such Seller is a party, do not and will not (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien, security interest, charge or encumbrance upon the Securities owned by such Seller, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Seller is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which such Seller is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by such Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which such Seller is a party.
     5.4 Brokerage. There are no claims or liability for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.
     5.5 Securities. Such Seller holds of record and owns beneficially the Securities set forth opposite such Seller’s name on Securities Ownership Schedule, and has the right, power and authority to transfer to the Buyer good and marketable title to such Securities, in each case free and clear of any liens, charges, securities interests and other encumbrances (including, any restrictions on transfer (other than any restrictions under the Shareholders Agreement or the Securities Act and applicable state securities laws), options, rights, calls, commitments, proxies or other contract rights). Such Seller is not a party to any option, right, agreement, call, put or other agreement or commitment providing for the disposition or acquisition of any Securities (other than this Agreement and the Shareholders Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Securities other than the Shareholders Agreement.
     5.6 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of such Seller’s knowledge, threatened against or affecting such Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Seller’s performance under this Agreement and the other agreements contemplated hereby to which such Seller is party or the consummation of the transactions contemplated hereby or thereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
          As a material inducement to Sellers and the Company to enter into this Agreement, Buyer hereby represents and warrants to Sellers and the Company that:
     6.1 Corporate Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which it is a party and perform its obligations hereunder and thereunder.
     6.2 Authorization. The execution, delivery and performance of this Agreement by Buyer and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, as applicable, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
     6.3 Absence of Conflicts. Except as set forth on Schedule 6.3 (the “Buyer Restrictions Schedule”), neither the execution, delivery or performance of this Agreement and the other documents contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, (b) result in a breach of any of the provisions of, (c) constitute a default under, (d) result in the violation of, (e) give any third party the right to terminate or to accelerate any obligation under, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Buyer is subject. Except as set forth on the Buyer Restrictions Schedule, no notice to, filing with or authorization, consent or approval of any government or governmental agency by Buyer is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which Buyer is a party.
     6.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.
     6.5 Investment Intent. Buyer is acquiring the Securities for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of applicable securities laws.
     6.6 Brokers’ Fees. Buyer has no liability to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

ARTICLE VII
[RESERVED]
ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS
     8.1 Survival. Subject to Section 8.2(c), all representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby and will not be affected by any examination made for or on behalf of Buyer, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or other writing.
          8.2 Indemnification.
          (a) The Sellers agree to indemnify Buyer, the Company, their officers, directors, Affiliates and stockholders (the “Buyer Group”) and hold them harmless from and against any loss, liability, deficiency, damage or expense (including, without limitation, legal expenses and costs and including interest and penalties, but excluding punitive damages (other than punitive damages awarded to third parties) and lost profits resulting from business interruptions) (a “Loss”) which the Buyer Group may suffer, sustain or become subject to, as a result of (i) the breach by any Seller or the Company of any representation or warranty made by any Seller or the Company contained in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf of the Sellers, the Seller Representative or the Company to Buyer in connection with the Closing, (ii) the breach by any Seller of any covenant or agreement made by any Seller contained in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf of the Sellers to Buyer in connection with the Closing, (iii) the breach by the Company of any covenant or agreement to be performed by the Company prior to or at the Closing made by the Company in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf the Company to Buyer in connection with the Closing, (iv) any claims of any brokers or finders claiming by, through or under Sellers or by, through or under the Company in respect of the transactions contemplated herein, (v) any matter identified on Schedule 8.2(a) attached hereto (the “Indemnification Schedule”) and (vi) any Taxes of the Company with respect to any taxable periods (or portions thereof) ending on or prior to the Closing Date to the extent not reflected as a liability in the Actual Closing Working Capital as finally determined in accordance with Section 1.2. Each Seller shall be responsible for paying such Seller’s Pro Rata Share of any Losses suffered or sustained by any member of the Buyer Group. Notwithstanding the foregoing, however, the representations set forth in Article V of this Agreement that relate specifically and solely to any particular Seller are the obligations of that particular Seller only and the other Sellers shall not be responsible therefor. This means that the particular Seller making the representations, covenants and agreements set forth in Article V of this Agreement shall be solely responsible for any Losses the Buyer Group may suffer as a result of any breach or nonfulfillment of any such covenants or agreements.

          (b) Notwithstanding anything in this Article VIII to the contrary, with respect to claims for breaches of representations and warranties referred to in Section 8.2(a)(i) above (i) Sellers shall not be liable to the Buyer Group for any individual Loss or series of related Losses resulting therefrom of less than $5,000 (a “De Minimis Claim”), (ii) the Sellers will be liable to the Buyer Group for Losses arising therefrom only if the aggregate amount of all such Losses resulting to the Buyer Group from all such breaches or claims exceeds $100,000 in the aggregate, determined without regard to De Minimis Claims (the “Basket”), in which case the Sellers will be liable for all such Losses, excluding De Minimis Claims, in excess of the Basket and (iii) the maximum amount of Losses resulting therefrom for which Sellers shall be liable to the Buyer Group shall in no event exceed $2,000,000 (the “Cap”); provided that the foregoing limitations (i.e., De Minimis Claim amount, Basket and Cap) shall not apply in respect of any Loss with respect to the breach by the Sellers and/or the Company of any representation or warranty made by the Sellers and/or the Company in Sections 4.1, 4.2, 4.3, 4.5, 4.11, 4.15, 4.23, and 4.26, and Article V (other than Section 5.6). Notwithstanding anything in this Article V to the contrary, the Sellers shall not be liable to the Buyer Group for Losses arising from the breach by the Sellers and/or the Company of any representation or warranty made by the Sellers and or the Company (y) in Section 4.23, unless the aggregate amount of all such Losses exceeds $250,000 in the aggregate (the “Warranty Basket”), in which case the Sellers will be liable for all such Losses in excess of the Warranty Basket (provided that in no event shall the liability of Sellers to the Buyer Group for such Losses exceed the Cap) and (z) in Section 4.26, to the extent such Losses exceed the Purchase Price. In addition, notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach under 8.2(a)(i) hereof and the amount of any Losses that are the subject matter of a claim for indemnification hereunder with respect thereto by the Buyer Group against the Sellers arising out of or related to Section 4.22, each representation and warranty in Section 4.22 shall be read without regard and without giving effect to any disclosure set forth in Schedule 4.22 (i.e., as if such disclosures were deleted from Schedule 4.22).
          (c) Sellers will be liable to the Buyer Group with respect to claims referred to in Section 8.2(a)(i) above only if Buyer delivers to the Seller Representative written notice thereof no later than the date which is eighteen months after the Closing Date, except for claims arising from breaches of the representations and warranties (i) set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.11, 4.15 and Article V (other than Section 5.6) as to which claims may be made prior to the date that is sixty (60) days after the expiration of the applicable statute of limitation with respect thereto, (ii) set forth in Section 4.22 as to which claims may be made within two years after the Closing Date and (iii) set forth in Section 4.23 as to which claims must be made within nine months after the Closing Date. Notwithstanding anything herein to the contrary, the foregoing limitation shall not apply in the event of any breach of a representation and warranty by or on behalf of any Seller or the Company that constitutes fraud or intentional misrepresentation.
          (d) Buyer agrees to indemnify Sellers and hold Sellers harmless from and against any Loss which Sellers may suffer, sustain or become subject to, as the result of (i) a breach of any representation or warranty made by Buyer contained in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf of Buyer in connection with the Closing and (ii) a breach of any covenant or agreement made by Buyer contained in this Agreement, any schedule or exhibit hereto or any certificate delivered by or on behalf of Buyer in connection with the Closing and (iii) any claims of any brokers or finders claiming by, through or under Buyer in respect of the transactions contemplated herein. With respect to claims for breaches of representations and warranties referred to in Section 8.2(d)(i) above, (a) Buyer shall not be liable to the Sellers for any individual Loss or series of related Losses resulting therefrom of less than the De Minimis Claim amount, (b) Buyer will be liable to the Sellers for Losses arising therefrom only if the aggregate amount of all such Losses resulting to the Sellers from all such breaches or claims exceeds the Basket, determined without regard to De Minimis Claims, in excess of the Basket and (c) Buyer shall not be liable to the Sellers to the extent such Losses exceed the Cap amount; provided that the foregoing shall not apply in respect of any Loss with respect to the breach by Buyer of any representation or warranty made by Buyer in Article VI. Buyer will be liable to the applicable Sellers with respect to claims referred to in Section 8.2(d)(i) above only if the Seller Representative delivers written notice thereof no later than the date which is eighteen months after the Closing Date, except for claims arising from breaches of the representations and warranties set forth in Article VI as to which claims may be made prior to the date that is sixty (60) days after the expiration of the applicable statute of limitation with respect thereto.
          (e) If a party hereto seeks indemnification under this Section 8.2, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects (except that the Indemnifying Party may not so elect without the Indemnified Party’s consent unless (i) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for the entire amount of any Loss relating thereto (without deduction, offset or limitation by operation of any provision hereof), (ii) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, (iii) the suit, action, claim, liability or obligation does not seek to impose any liability or obligation upon the Indemnified Party other than for money damages, and (iv) such suit, action, claim, liability or obligation does not relate to the Indemnified Party’s relationship with its customers, suppliers or employees) shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (y) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (z) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any action or proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any action or proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment in accordance with this Article VIII.
          (f) Subject to the terms and conditions set forth in this Section 8.2, in the event that a party is finally determined to be entitled to indemnification for any Losses pursuant to this Section 8.2, then such Indemnified Party may, at its option, setoff all or any portion of such Losses against any amounts due or to become due to the Indemnifying Party, whether pursuant to this Agreement or otherwise.
          (g) The amount of Losses for which the Indemnifying Party may be liable under this Section 8.2 shall be the net amount of the Losses suffered by the Indemnified Party after deducting any proceeds actually received by the Indemnified Party in respect of such Losses under applicable insurance policies (determined, without duplication, after giving effect to any increases in premiums resulting therefrom) or from any other third Person responsible therefor. To the extent any such proceeds are received by the Indemnified Party with respect to a particular indemnified Loss after any such indemnity payment is made by the Indemnifying Party to the Indemnified Party with respect thereto, the Indemnified Party shall reimburse the Indemnifying Party when and as such proceeds are received with respect to such particular indemnified Loss.
          (h) Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges forever the Company from any and all liabilities and obligations to such Seller and his Affiliates and officers and directors of his Affiliates of any kind or nature whatsoever, whether in its capacity as a Seller hereunder, as a stockholder, officer or director of the Company or otherwise, including, without limitation, in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and each Seller hereby covenants and agrees that it will indemnify and hold harmless the Buyer Group from and against all such liabilities or obligations to such Seller and his Affiliates and officers and directors of his Affiliates.
          (i) The amount of any Loss for which indemnification is provided under this Section 8.2 shall be net of any Tax benefits of the Indemnified Party arising directly from such matter for which an indemnity claim was made, but only as and when realized in cash by the Indemnified Party and only if such benefits are actually realized by such Indemnified Party on or before the first anniversary of the date on which the Indemnified Party makes the claim for indemnification in respect of such Loss. Sellers shall not be liable for, and the Buyer shall not be entitled to recover any Losses for, any portion of any Loss for which indemnification is provided under Section 8.2(a)(i) to the extent that such matter has been expressly and specifically reserved for in the final Closing Statement (as finally determined pursuant to Section 1.2), but only to the extent of such reserve.
     8.3 Arbitration Procedures.
          (a) The parties hereto agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of this Agreement (the “Disputes”), except as otherwise provided by Section 1.2 above.

Nothing in this Section 8.3 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Section 8.3(e) below) or availing itself of the other remedies set forth in Sections 9.4 and 9.5(b) below. The parties hereto hereby agree and acknowledge that, except as otherwise provided in this Section 8.3 or in the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Chicago, Illinois.
          (b) In the event that any party hereto asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within 10 business days after such delivery of such notice, the party delivering such notice of Dispute (the “Disputing Person”) may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a “Notice of Arbitration”). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, to be included therein, if any.
          (c) Buyer and Seller Representative shall each select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as “Buyer’s Arbitrator” and “Sellers’ Arbitrator,” respectively). In the event that either party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Sellers’ Arbitrator and Buyer’s Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 8.3. If Sellers’ Arbitrator and Buyer’s Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Sellers’ Arbitrator and Buyer’s Arbitrator shall each prepare a list of three independent arbitrators. Sellers’ Arbitrator and Buyer’s Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within 7 days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Sellers’ Arbitrator and Buyer’s Arbitrator.
          (d) The arbitrator(s) selected pursuant to Section 8.3(c) above will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000, and if Seller Representative contests only $500 of the amount claimed by Buyer, and if the arbitrator(s) ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Seller Representative and 40% (i.e., 200 ÷ 500) to Buyer.

          (e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all parties. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than the later of 90 business days after the delivery of the Notice of Arbitration and 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and except to correct manifest clerical errors.
          (f) Buyer and Seller Representative may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in any inconvenient forum.
          (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within 10 days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate, as published by The Wall Street Journal as the “prime rate” at large U.S. money center banks from time to time (which rate shall be adjusted on the effective date of each change in such rate) (the “Prime Rate”) plus 300 basis points and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semiannually, computed on the basis of a 365 day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for all reasonable costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees) incurred in seeking to collect such damages or to enforce any Final Determination.
     8.4 Exclusive Remedy. The parties hereto hereby acknowledge and agree that the indemnification rights under this Article VIII constitute the exclusive remedy after the Closing for any party for a breach of or inaccuracy in any representation or warranty herein and any breach or nonfulfillment of any covenant or agreement herein (other than those set forth in Sections 1.2(b) and 9.1), except for specific performance, equitable relief, injunctive relief, fraud and/or intentional misrepresentation.
ARTICLE IX
ADDITIONAL AGREEMENTS
     9.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

          (a) Tax Periods Ending on or Before the Closing Date. Seller Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. At least fifteen (15) days prior to filing any Tax Return described in the preceding sentence (other than a Tax Return with respect to income Taxes), Seller Representative shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Sellers shall reimburse Buyer for Taxes of the Company with respect to such periods within fifteen (15) days of payment by Buyer or the Company of such Taxes to the extent such Taxes exceed the reserves therefor reflected as a liability in the Actual Closing Working Capital as finally determined in accordance with Section 1.2.
          (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes exceed the reserves therefor reflected as a liability in the Actual Closing Working Capital as finally determined in accordance with Section 1.2. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.
          (c) Cooperation on Tax Matters. Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (A) to retain all books and records with respect to Tax matters and pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

          (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.
          (e) Certain Taxes. Buyer, on the one hand, and the Sellers, on the other hand, shall each pay 50% of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement when due. Buyer and the Sellers shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such Taxes described in the immediately preceding sentence, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (f) Section 338(h)(10) Election.
          (i) Each Seller will, and shall cause such Seller’s spouse, if any, to, join Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding provisions of state, local or foreign law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Securities. Buyer will be responsible for preparing and timely filing any forms used to make a Section 338(h)(10) Election. Each Seller shall sign, and shall cause such Seller’s spouse, if any, to sign, at the Closing all federal and state forms used to make a Section 338(h)(10) Election requiring his, her or its signature. Prior to the Closing Date, each Seller shall provide to Buyer any information (including Tax elections made by or on behalf of the Company) reasonably requested by Buyer in connection with its filing of a Section 338(h)(10) Election. Sellers shall pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Section 1374 of the Code, (ii) any tax imposed under Treas. Reg. Section 1.338-1(b)(3), or (iii) any state, local or foreign Tax imposed on the gain of the Company, and Sellers shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.
          (ii) Buyer, the Company and Sellers agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with the fair market values set forth in an allocation schedule to be prepared by the Buyer and reasonably acceptable to Sellers, and Sellers, Buyer and the Company will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values. At least fifteen (15) days prior to filing the Company’s federal income Tax Return for the period ending on the Closing Date, Seller Representative and Buyer shall each submit to each other a copy of the Internal Revenue Service Form 8883 (“Asset Allocation Statement under Section 338”) to be included in the Tax Returns of the Company and the Buyer, respectively, for the taxable period that includes the Closing Date.
          (iii) Following the Closing Date, Buyer shall, in consultation with its auditors, determine the amount of the Purchase Price and the liabilities of the Company (plus other relevant items) to be allocated to the assets of the Company the Section 338(h)(10)

Election taxable gain from which would be treated, in whole or in part, as ordinary income (the “OI Property”), and Buyer shall deliver to Sellers a written statement reasonably acceptable to Sellers setting forth the OI Property Allocation within sixty (60) days following the Closing Date. No later than the date that is ninety (90) days after the Closing Date, Buyer shall pay to Sellers an amount (the “Tax Gross-Up”) equal to the product of (A) the excess of (I) the amount of the Purchase Price and the liabilities of the Company (plus other relevant items) to be allocated to the OI Property (provided that, solely for purposes of determining the amount of the Tax Gross-Up, the amount of the Purchase Price and the liabilities of the Company (plus other relevant items) to be allocated to any such asset that constitutes “section 1245 property” (as defined in Section 1245(a)(3) of the Code) shall not exceed such asset’s “recomputed basis”(as defined in Section 1245(a)(2) of the Code) as of the Closing Date) over (II) the tax basis of the OI Property as of the Closing Date and (B) a fraction, the numerator of which is 26 and the denominator of which is 100. The Tax Gross-Up shall be treated for all Tax purposes by the Buyer and each of the Sellers as an adjustment to the Purchase Price.
     9.2 Press Releases and Announcements. No press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company will be issued without Buyer’s consent (which shall not be unreasonably withheld).
     9.3 Further Transfers. Sellers and the Company will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Securities and any other transactions contemplated hereby.
     9.4 Specific Performance. The parties acknowledge that the Company businesses are unique and recognize and affirm that in the event of a breach of this Agreement, money damages may be inadequate and the party or parties not in breach may have no adequate remedy at law. Accordingly, the party or parties not in breach shall have the right, in addition to any other available rights and remedies to enforce this Agreement not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.
          9.5 Investigation and Confidentiality.
          (a) Sellers will maintain the confidentiality of all information and materials regarding Buyer and its Affiliates reasonably designated by Buyer as confidential. Notwithstanding anything herein to the contrary, Sellers will in any event maintain the confidentiality of, and will not use for any purpose, all proprietary and other non-public information regarding the Company (including, without limitation, any of same included in the Proprietary Rights), except as necessary to file tax returns and other reports to governmental agencies, and to turn over to Buyer at the Closing copies of all such materials they have in their possession. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, legally compelled to disclose any information to any tribunal or governmental agency, Sellers may disclose the information to the tribunal or agency; provided, however, that the disclosing Sellers shall use reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer shall designate. This Section 9.5 shall survive any expiration or termination of this Agreement.
          (b) The parties hereto acknowledge and agree that in the event of a breach by Sellers of any of the provisions of this Section 9.5, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
     9.6 Expenses. Except as otherwise provided herein, Buyer and Sellers will pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby; it being understood that Sellers will pay the fees, costs and expenses of the Company and that the Company will not pay any of Sellers’ fees, costs and expenses (including, without limitation, legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated thereby if the transactions are consummated. To the extent such fees, costs and expenses are not either paid by Sellers on or prior to the Closing Date, the Sellers shall indemnify and hold harmless the Buyer Group from such fees, costs and expenses.
     9.7 [Reserved].
     9.8 Books and Records. Unless otherwise consented to in writing by Sellers or Buyer (as the case may be), Buyer and Sellers will not, for a period of 7 years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company acquired by Buyer hereunder or retained by Sellers without first offering to surrender to Sellers or Buyer such books and records or any portion thereof of which Sellers or Buyer may intend to destroy, alter or dispose of. Buyer and Sellers will allow the other party’s representatives, attorneys and accountants access to such books and records, upon reasonable request and during such party’s normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.
          9.9 Appointment of Seller Representative.
          (a) Powers of Attorney. Each of the Sellers irrevocably constitutes and appoints Kenneth R. Barbee (the “Seller Representative”) as such Seller’s true and lawful attorney in fact and agent and authorizes him acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other agreements (collectively, the “Transaction Documents”) contemplated hereby, as fully to all intents and purposes as such Seller might or could do in person, including, without limitation:
               (i) determine Estimated Closing Working Capital and Estimated Closing Cash in accordance with Section 1.2;
               (ii) reach agreement with Buyer with respect to Actual Closing Working Capital and Actual Closing Cash as contemplated by Section 1.2 or retain an Auditor to make a determination thereof;
               (iii) determine the presence (or absence) of claims for indemnification against the Buyer pursuant to Section 8.2 above;
               (iv) deliver all notices required to be delivered by such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Section 8.2 above, any notice of a third party claim under Section 8.2 above, and any Notice of Arbitration under Section 8.3 above;
               (v) receive all notices required to be delivered to such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Section 8.2 above, any notice of a third party claim under Section 8.2 above, and any Notice of Arbitration under Section 8.3 above; and
               (vi) take any and all action on behalf of such Seller from time to time as the Seller Representative may deem necessary or desirable to resolve and/or settle claims under this Agreement, including, without limitation, Sections 1.2, 8.2 and 8.3 above.
          Each of the Sellers grant unto said attorney in fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by the Transaction Documents, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller Representative may lawfully do or cause to be done by virtue hereof. Each of the Sellers acknowledges and agrees that upon execution of this Agreement, any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Seller Representative pursuant to this Section 9.9, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents.
          (b) Replacement of the Seller Representative. Upon the death, disability or incapacity of the initial Seller Representative appointed pursuant to Section 9.9(a) above, each of the Sellers acknowledges and agrees that the Seller Representative’s executor, guardian or legal representative, as the case may be, shall appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of the Seller Representative hereunder within thirty (30) days.
          (c) Actions of the Seller Representative. Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Seller Representative, on behalf of the Sellers,

pursuant to Section 9.9(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees that the Seller Representative shall have no liability to the Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. The Sellers severally, and not jointly, agree to pay, and to indemnify and hold harmless the Buyer Group from and against any losses which they may suffer, sustain or become subject to, as the result of any claim by any Seller that an Authorized Action is not binding on, or enforceable against, the Sellers.
ARTICLE X
MISCELLANEOUS
     10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and the Seller Representative. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.
     10.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, delivered by express courier service or telecopied. Notices, demands and communications to the Company, Sellers, Seller Representative, and Buyer will, unless another address is specified in writing, be sent to the address or telecopy number indicated below:
Notices to Sellers and Seller Representative
(and, prior to the Closing, the Company):
Kenneth R. Barbee
4721 Morehead Road, Unit 407
Concord, NC 28027
With a copy to:
Robinson, Bradshaw & Hinson, P.A.
One Independence Center
101 North Tyron Street, Suite 1900
Charlotte, NC 28246
Attention: Stokely G. Caldwell, Jr.
Telecopy: (704) 373-3932

Notices to Buyer
(and after the Closing, the Company):
Commercial Vehicle Group, Inc.
6530 Campus Way
New Albany, OH 43054
Attention: Chad M. Utrup
Telecopy: (614) 289 5365
With a copy to:
Hidden Creek Partners
4508 IDS Center
Minneapolis, MN 55402
Attention: Dan Moorse
Telecopy: (612) 332 2012
and:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: John A. Schoenfeld
Telecopy: (312) 861 2200
     10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of Sellers. Without limiting the generality of the foregoing:
          (a) Buyer may, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly owned Subsidiaries or parent companies. Buyer’s Subsidiaries include Subsidiaries which may be organized subsequent to the date hereof;
          (b) Buyer may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company or any of their Affiliates; and
          (c) Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Company or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise), provided that if such sale is a sale of all or substantially all of the Company’s assets, such purchaser shall have assumed all obligations of Buyer under this Agreement.

     10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     10.5 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.
     10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
     10.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     10.8 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.
     10.9 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     10.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.
     10.11 Knowledge. As applied to the Company or Sellers in this Agreement, the term “Knowledge” means the actual knowledge or awareness (after reasonable inquiry of Persons employed by the Company) of the following Persons: Kenneth R. Barbee, Russell B. Hayes, Allen Kindley, and Sam Smith.
     10.12 Certain Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person and, with respect to any individual, such individual’s Related Parties. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          “GAAP” means generally accepted accounting principles of the United States consistently applied.
          “Indebtedness” means, without duplication, (A) all indebtedness or other obligation of the Company for borrowed money, whether current, short term, or long term, secured or unsecured, (B) all indebtedness of the Company for the deferred purchase price for purchases of property outside the Ordinary Course of Business which is not evidenced by trade payables, (C) all lease obligations of the Company under leases which are capital leases in accordance with GAAP, (D) any off balance sheet financing of the Company including, without limitation, synthetic leases and project financing, (E) any payment of obligations of the Company in respect of banker’s acceptances or letters of credit (other than stand by letters of credit in support of ordinary course trade payables), (F) any liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (G) any liability of the Company under deferred compensation plans, severance or bonus plans or similar arrangements (including retention agreements and change-in-control agreements) made payable in whole or in part as a result of the transactions contemplated herein (including that certain Stay Pay Bonus Agreement, dated January 30, 2005, between the Company and Samuel O. Smith), (H) any indebtedness referred to in clauses (A) through (G) above of any person or entity other than the Company which is either guaranteed by, or secured by a security interest upon any property owned by, the Company and (I) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as result of the discharge at Closing of, any such foregoing obligation.
          “Net Working Capital” means, as of any date of determination, the Company’s total current assets as of such date, less the Company’s total current liabilities, as of such date, determined in accordance with GAAP (except with respect to the principles and/or methodologies specifically disclosed on the Financial Statements Schedule under the heading “Deviations from GAAP”, applied on a basis consistent with that employed in the preparation of the Latest Balance Sheet); provided that in no event shall Net Working Capital include (A) any asset or liability for income Taxes, (B) any cash, cash equivalents or marketable securities, (C) any amounts due to or from any Seller (other than amounts due under the Armentrout Lease or any accrued but unpaid wages or benefits owed to any Seller who is an employee of the Company), (D) any goodwill or other intangible assets or (E) any Indebtedness. In determining Net Working Capital, all accounting entries shall be taken into account regardless of their amount, all known errors and omissions shall be corrected and all proper adjustments shall be made.
          “Material Adverse Effect” means a material adverse change in the business, assets, financial condition, operating results, material customer contracts, customer and supplier relations, employee and sales representative relations or business prospects of the Company.
          “Ordinary Course of Business” means the usual and ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

          “Permitted Liens” means (i) liens for Taxes not yet due and payable; (ii) liens imposed by law, such as liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums that are not yet due and payable.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Pro Rata Share” means, with respect to each Seller, that percentage of the total Securities owned by such Seller as of the Closing as set forth on Securities Ownership Schedule.
          “Proprietary Rights” means all of the following items (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, logos, slogans, designs, trade names, Internet domain names and corporate names together with all goodwill associated therewith; (iii) copyrights, copyrightable works and mask works and all derivative works thereof; (iv) all registrations, applications and renewals for any of the foregoing; (v) trade secrets, know how and confidential information (including, without limitation, ideas, formulae, manufacturing and production processes and techniques, specifications, designs, research and development information, technical data, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information); (vi) computer software (including, without limitation, data, data bases and documentation) and licensed program products and (vii) any other proprietary rights.
          “Related Parties” means, as to any individual, such individual’s spouse and descendants (whether natural or adopted) and other individuals related by marriage or any trust solely for the benefit of or other entity controlled by any one or more of the foregoing individuals.
          “Revolving Promissory Note” means that certain Promissory Note, dated October 6, 2004, made by the Company to the order of Wachovia Bank, National Association in the amount of $1,000,000 or such lesser amount as may be advanced and outstanding from time to time thereunder.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

          “Target Working Capital” means $2,264,000.
          “Unrestricted Cash” means actual cash on hand held without limitation or restriction of any kind, net of any bank overdrafts and as adjusted for any deposits in transit, any outstanding checks and other proper reconciling items and cash equivalents (including marketable securities and short-term investments), all as calculated in accordance with GAAP.
* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

TRIM SYSTEMS, INC.

By:	/s/ Mervin Dunn

Its:	Chief Executive Officer

CABARRUS PLASTICS, INC.

By:	/s/ Kenneth R. Barbee

Its:

SELLERS:
/s/ Kenneth R. Barbee

Kenneth R. Barbee
/s/ Russell B. Hayes

Russell B. Hayes
/s/ Allen Kindley

Allen Kindley